Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	October 25, 2021
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2021 THIRD QUARTER FINANCIAL RESULTS

Consolidated Results of Operations - Three-Month Periods Ended September 30, 2021 and 2020:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended September 30, 2021, net income was $5.3 million, or $.39 per diluted share, as compared to $5.2 million, or $.38 per diluted share, during the third quarter of 2020.

As calculated on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our funds from operations (“FFO”), were $12.6 million, or $.92 per diluted share, during the third quarter of 2021, as compared to $11.9 million, or $.86 per diluted share, during the third quarter of 2020.

The increase in our net income of $151,000, or $.01 per diluted share, during the third quarter of 2021, as compared to the third quarter of 2020, was due to: (i) an increase of $289,000, or $.02 per diluted share, resulting from an aggregate net increase in the income generated at various properties, including the income recorded in connection with the newly constructed Clive Behavioral Health facility, a 100-bed behavioral health care facility located in Clive, Iowa, that was completed in late December, 2020; (ii) an increase of $148,000, or $.01 per diluted share, in bonus rental earned on the three hospital facilities leased to subsidiaries of Universal Health Services, Inc. (“UHS”), partially offset by; (iii) a decrease of $286,000, or $.02 per diluted share, due to an increase in interest expense due primarily to an increase in our average borrowings outstanding under our credit agreement.

During the third quarter of 2021, as compared to the third quarter of 2020, our FFO increased $735,000, or $.06 per diluted share.  The increase was due to the $151,000, or $.01 per diluted share, of increased net income, as discussed above, as well as an increase in depreciation and amortization expense, largely due to the depreciation expense recorded in connection with the Clive Behavioral Health facility.

Consolidated Results of Operations - Nine-Month Periods Ended September 30, 2021 and 2020:

For the nine-month period ended September 30, 2021, net income was $17.6 million, or $1.27 per diluted share, as compared to $14.4 million, or $1.05 per diluted share during the first nine months of 2020.

As calculated on the Supplemental Schedule, our FFO were $38.0 million, or $2.76 per diluted share, during the first nine months of 2021, as compared to $34.5 million, or $2.50 per diluted share, during the first nine months of 2020.

As reflected on the Supplemental Schedule, after adjusting the reported results for the nine-month period ended September 30, 2021 for the $1.3 million gain realized during the second quarter of 2021 on the sale of a medical office building located in Springdale, AR, our adjusted net income was $16.2 million, or $1.18 per diluted share, during the first nine months of 2021.

The increase in our adjusted net income of $1.8 million, or $.13 per diluted share, during the first nine months of 2021, as compared to the comparable period of 2020, was due to: (i) an increase of approximately $1.4 million, or $.10 per diluted share, resulting from a net aggregate increase net income, resulting primarily from the income generated at various properties, including the income recorded in connection with the newly constructed Clive Behavioral Health facility; (ii) an increase of $694,000, or $.05 per diluted share, in bonus rental earned on the three hospital facilities leased to subsidiaries of UHS, partially offset by; (iii) a decrease of $277,000, or $.02 per diluted share, due to an increase in interest expense.

During the first nine months of 2021, as compared to the comparable period of 2020, our FFO increased $3.5 million, or $.26 per diluted share. The increase was due primarily to the $1.8 million, or $.13 per diluted share, of increased adjusted net income, as discussed above, as well as an increase in depreciation and amortization expense, largely due to the depreciation expense recorded in connection with the Clive Behavioral Health facility.

Dividend Information:

The third quarter dividend of $.70 per share, or $9.6 million in the aggregate, was declared on September 8, 2021 and paid on September 30, 2021.

Capital Resources Information:

On July 2, 2021, we entered into an amended and restated credit agreement which increased the borrowing capacity to $375 million (from $350 million previously) and extended the maturity date to July, 2025 (from March, 2022 previously). We have the option to extend the maturity date for up to two additional six-month periods.

At September 30, 2021 we had $276.8 million of borrowings outstanding pursuant to the terms of our credit agreement and $94.6 million of available borrowing capacity as of that date, net of outstanding borrowings and letters of credit.

Planned Divestiture:

Auburn Medical Office Building II – In July, 2021, as part of a series of anticipated tax deferred like-kind exchange transactions pursuant to Section 1031 of the Internal Revenue Code, we entered into an agreement to sell this 41,311 square foot, multi-tenant MOB located in Auburn Washington. The closing date on the sale of the property is scheduled to occur no later than November 1, 2021.  The assets and liabilities related to this property are included in “Assets held for sale” or “Liabilities of property held for sale” on our Consolidated Balance Sheet as of September 30, 2021.

Disclosures Related to Certain Facilities:

Southwest Healthcare System, Inland Valley Campus:

As previously disclosed, a wholly-owned subsidiary of UHS notified us of their intent to terminate the existing lease on Southwest Healthcare System, Inland Valley Campus, upon the scheduled expiration of the current lease term on December 31, 2021. As permitted pursuant to the terms of the lease, UHS had the right to purchase the leased property at its appraised fair market value at the end of the existing lease term. However, UHS has agreed to exchange substitution properties, with an aggregate fair market value substantially equal to that of Southwest Healthcare System, Inland Valley Campus, in return for the real estate assets of the Inland Valley Campus.  The substitution properties consist of one acute care hospital (including a behavioral health pavilion) and a newly constructed behavioral health hospital. The Independent Trustees of our Board, as well as the UHS Board of Directors, have approved the property substitution subject to satisfactory completion of definitive agreements, which are in progress. The effective date of the property substitution is expected to coincide with the scheduled lease maturity date of December 31, 2021. Pursuant to the terms of the lease on the Inland Valley Campus, we earned $3.4 million of lease revenue during the nine-month period ended September 30, 2021 ($2.0 million in base rental and $1.4 million in bonus rental) and $4.4 million of lease revenue during the year ended December 31, 2020 ($2.6 million in base rental and $1.8 million in bonus rental).

Kindred Hospital Chicago Central:

Also as previously disclosed, the existing lease on Kindred Hospital Chicago Central, a 95-bed specialty hospital located in Chicago, Illinois, is scheduled to expire on December 31, 2021. The tenant of the facility notified us that they do not intend to renew the lease upon its scheduled expiration. We are marketing this property to potential new tenants. However, should this property be vacant for an extended period of time, or should we experience a decrease in the lease rate on a future lease as compared to the current lease, or incur substantial renovation costs to make the property suitable for another operator/tenant, our future results of operations could be unfavorably impacted.  Pursuant to the terms of the lease, we earned approximately $1.2 million of lease revenue during the nine-month period ended September 30, 2021 and approximately $1.6 million of lease revenue during the twelve-month period ended December 31, 2020.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human-service related facilities including acute care hospitals, behavioral health care hospitals, specialty hospitals, medical/office buildings, free-standing emergency departments and childcare centers. We have investments or commitments in seventy-two properties located in twenty states.

This press release contains forward-looking statements based on current management expectations.  Numerous factors, including those disclosed herein, those related to the anticipated impact of COVID-19 on our financial results, as well as the operations and financial results of each of our tenants, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements in our Form 10-K for the year ended December 31, 2020 and in Item 2-Forward-Looking Statements and Certain Risk Factors in our Form 10-Q for the quarter ended June 30, 2021), may cause the results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Many of the factors that could affect our future results are beyond our control or ability to predict, including the impact of the COVID-19 pandemic. Future operations and financial results of our tenants, and in turn ours, could be materially impacted by developments related to COVID-19.   Such developments include, but are not limited to, the length of time and severity of the spread of the pandemic; the volume of cancelled or rescheduled elective procedures and the volume of COVID-19 patients treated by the operators of our hospitals and other healthcare facilities; measures our tenants are taking to respond to the COVID-19 pandemic; the impact of government and administrative regulation and stimulus on the health care industry; declining patient volumes and unfavorable changes in payer mix caused by deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients as the result of business closings and layoffs); potential disruptions to clinical staffing and shortages and disruptions related to supplies required for our tenants’ employees and patients; and potential increases to expenses incurred by our tenants related to staffing, supply chain or other expenditures.  There may be significant declines in future bonus rental revenue earned on our hospital properties leased to wholly-owned subsidiaries of UHS to the extent that each hospital experiences a significant decline in patient volumes. We believe that the underlying businesses operated by certain of our other tenants have been, at various times, either temporarily closed entirely or operating at substantially reduced hours. These factors may result in the inability or unwillingness on the part of some of our tenants to make timely payment of their rent to us at current levels or to seek to amend or terminate their leases which, in turn, would have an adverse effect on our occupancy levels and our revenue and cash flow and the value of our properties, and potentially, our ability to maintain our dividend at current levels. Due to COVID-19 restrictions and its impact on the economy, we may experience a decrease in prospective tenants which could unfavorably impact the volume of new leases, as well as the renewal rate of existing leases. The COVID-19 pandemic may delay our construction projects which could result in increased costs and delay the timing of opening and rental payments from those projects, although no such delays have yet occurred. The COVID-19 pandemic could also impact our indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic which could impact us from a financing perspective; and changes in general economic conditions nationally and regionally in the markets our properties are located resulting from the COVID-19 pandemic. We are not able to quantify the impact that these factors will have on our future operations, but developments related to the COVID-19 pandemic could have a material adverse impact on our future financial results.

We believe that, if and when applicable, adjusted net income and adjusted net income per diluted share (as reflected on the Supplemental Schedule), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are non-recurring or non-operational in nature including items such as, but not limited to, gains on transactions.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO adjusts for the effects of gains, such as gains on transactions during the periods presented.  FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as:

(i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2020. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

(more)

Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Nine Months Ended September 30, 2021 and 2020

(amounts in thousands, except share information)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Lease revenue - UHS facilities (a.)	$7,574	$6,381	$21,971	$18,243
Lease revenue - Non-related parties	13,115	12,841	39,324	38,526
Other revenue - UHS facilities	236	232	669	667
Other revenue - Non-related parties	280	238	816	744
	21,205	19,692	62,780	58,180
Expenses:
Depreciation and amortization	6,813	6,399	20,551	19,160
Advisory fees to UHS	1,121	1,039	3,272	3,082
Other operating expenses	5,980	5,614	17,485	16,573
	13,914	13,052	41,308	38,815
Income before equity in income of unconsolidated limited liability companies ("LLCs"), gain on sale and interest expense	7,291	6,640	21,472	19,365
Equity in income of unconsolidated LLCs	303	517	1,341	1,371
Gain on sale of real estate assets	-	-	1,304	-
Interest expense, net	(2,250)	(1,964)	(6,566)	(6,289)
Net income	$5,344	$5,193	$17,551	$14,447
Basic earnings per share	$0.39	$0.38	$1.28	$1.05
Diluted earnings per share	$0.39	$0.38	$1.27	$1.05

Weighted average number of shares outstanding - Basic	13,762	13,748	13,755	13,741
Weighted average number of shares outstanding - Diluted	13,783	13,770	13,777	13,763

(a.) Includes bonus rental on UHS acute-care hospital facilities of $1,828 and $1,680 for the three-month periods ended September 30, 2021 and 2020, respectively, and $5,171 and $4,477 for the nine-month periods ended September 30, 2021 and 2020, respectively.

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Three Months Ended September 30, 2021 and 2020

(amounts in thousands, except share information)

(unaudited)

Calculation of Adjusted Net Income

	Three Months Ended		Three Months Ended
	September 30, 2021		September 30, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$5,344	$0.39	$5,193	$0.38
Adjustments	-	-	-	-
Subtotal adjustments to net income	-	-	-	-
Adjusted net income	$5,344	$0.39	$5,193	$0.38

Calculation of Funds From Operations (“FFO”)

	Three Months Ended		Three Months Ended
	September 30, 2021		September 30, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$5,344	$0.39	$5,193	$0.38
Plus: Depreciation and amortization expense:
Consolidated investments	6,813	0.50	6,399	0.46
Unconsolidated affiliates	460	0.03	290	0.02
FFO	$12,617	$0.92	$11,882	$0.86
Dividend paid per share		$0.700		$0.690

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Nine Months Ended September 30, 2021 and 2020

(amounts in thousands, except share information)

(unaudited)

Calculation of Adjusted Net Income

	Nine Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$17,551	$1.27	$14,447	$1.05
Adjustments:
Less: Gain on sale of real estate assets	(1,304)	(0.09)	-	-
Subtotal adjustments to net income	(1,304)	(0.09)	-	-
Adjusted net income	$16,247	$1.18	$14,447	$1.05

Calculation of Funds From Operations (“FFO”)

	Nine Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$17,551	$1.27	$14,447	$1.05
Plus: Depreciation and amortization expense:
Consolidated investments	20,551	1.49	19,160	1.39
Unconsolidated affiliates	1,196	0.09	869	0.06
Less: Gain on sale of real estate assets	(1,304)	(0.09)	-	-
FFO	$37,994	$2.76	$34,476	$2.50
Dividend paid per share		$2.095		$2.065

Universal Health Realty Income Trust

Consolidated Balance Sheets

(amounts in thousands, except share information)

(unaudited)

	September 30,	December 31,
	2021	2020
Assets:
Real Estate Investments:
Buildings and improvements and construction in progress	$610,338	$605,292
Accumulated depreciation	(230,827)	(216,648)
	379,511	388,644
Land	56,947	55,157
Net Real Estate Investments	436,458	443,801
Investments in limited liability companies ("LLCs")	23,123	4,278
Other Assets:
Cash and cash equivalents	9,347	5,742
Lease and other receivables from UHS	4,246	3,199
Lease receivable - other	6,841	7,504
Intangible assets (net of accumulated amortization of $17.7 million and $19.5 million, respectively)	10,392	11,742
Right-of-use land assets, net	8,891	8,914
Deferred charges and other assets, net	11,012	8,829
Assets held for sale	7,371	-
Total Assets	$517,681	$494,009
Liabilities:
Line of credit borrowings	$276,800	$236,200
Mortgage notes payable, non-recourse to us, net	57,397	58,895
Accrued interest	352	351
Accrued expenses and other liabilities	11,261	19,802
Ground lease liabilities, net	8,891	8,914
Tenant reserves, deposits and deferred and prepaid rents	11,092	10,842
Liabilities of property held for sale	77	-
Total Liabilities	365,870	335,004
Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2021 - 13,784,401; 2020 - 13,771,287	138	138
Capital in excess of par value	268,232	267,368
Cumulative net income	698,278	680,727
Cumulative dividends	(814,281)	(785,413)
Accumulated other comprehensive loss	(556)	(3,815)
Total Equity	151,811	159,005
Total Liabilities and Equity	$517,681	$494,009